Exhibit 99.1
D-Wave Completes Acquisition of Quantum Circuits Inc., Creating World’s Leading Quantum Computing Company
Quantum Circuits’ error-corrected gate model technology accelerates D-Wave’s dual-platform product roadmap, with plans to make initial gate model system available in 2026
PALO ALTO, Calif. – January 20, 2026 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services, and the world’s first commercial supplier of quantum computers, today announced that it has completed its previously announced acquisition of Quantum Circuits, Inc. (“Quantum Circuits”), a leading developer of error-corrected superconducting gate-model quantum computing systems. D-Wave expects the acquisition to significantly accelerate the time to a scaled, error-corrected gate-model quantum computer alongside and complementary to its commercial annealing quantum computing systems.
The acquisition of Quantum Circuits solidifies D-Wave’s position as the world’s first and only dual-platform quantum computing company, building annealing and gate model quantum computing systems to address the full range of customers’ complex computational problems. D-Wave’s Advantage2TM annealing quantum systems are commercial today, with customer applications deployed in production. They have also been used to demonstrate quantum supremacy by outperforming classical computing on an important, real-world materials simulation problem.
For D-Wave’s gate-model program, Quantum Circuits brings industry-leading dual-rail qubits that greatly simplify and advance error correction, which is key to delivering commercially-viable gate-model quantum computers. Quantum Circuits’ dual-rail qubits bring the speed of superconducting gate-model qubits along with the fidelity of ion trap and neutral atom qubits – reflecting a significant industry breakthrough that is currently unmatched by any other quantum computing vendor.
“The acquisition of Quantum Circuits marks a watershed moment that firmly establishes D-Wave as the world’s leading quantum computing company,” said Dr. Alan Baratz, CEO of D-Wave. “By uniquely delivering both best-in-class annealing and gate-model technologies, we are setting the pace for the entire industry. This dual-platform approach will significantly expand the addressable use cases for our customers, with the potential to deliver profound impact across businesses, the scientific community, and governments worldwide.”
“The combination of Quantum Circuits and D-Wave gives us a decisive advantage in gate-model quantum computing, by leveraging D-Wave’s experience with scaling and cryogenic control with our hardware-efficient approach to quantum error correction,” said Dr. Rob Schoelkopf, co-founder of Quantum Circuits and now chief scientist at D-Wave.
To learn more about D-Wave’s latest dual-platform product roadmap, join us at Qubits 2026, January 27 and 28, 2026, in Boca Raton, Florida. To register for Qubits 2026 visit: https://www.qubits.com.
Centerview Partners acted as exclusive financial advisor to D-Wave and Paul, Weiss, Rifkind,
Wharton & Garrison LLP acted as legal counsel to D-Wave in connection with the acquisition.
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our quantum computers — the world’s largest — feature QPUs with sub-second response times and can be deployed on-premises or accessed through our quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our quantum systems to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the acquisition, as well as the combined company’s development and commercialization plans, dual-platform roadmap, plans to accelerate the projected time to a scaled, error-corrected gate-model quantum computer and intention to make an initial gate-model system generally available in 2026, among others. In some cases, you can identify forward-looking statements by the following words: “believe,” “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “trend,” “believe,” “estimate,” “predict,” “project,” “potential,” “seem,” “seek,” “future,” “outlook,” “forecast,” “projection,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve significant risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Media Contact:
D-Wave Quantum Inc.
Alex Daigle
media@dwavesys.com